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                                                                       Exhibit 5
                                October 22, 1996



     Board of Directors
     PVF Capital Corp.
     2618 N. Moreland Boulevard
     Cleveland, Ohio  44120

        Re:     Registration Statement on Form S-8
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                PVF Capital Corp.
                1996 Incentive Stock Option Plan

Dear Board Members:

   We have acted as special counsel to PVF Capital Corp., an Ohio corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement (the "Registration Statement") being filed herewith under the Securities Act of 1933, as amended, relating to shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which may be issued pursuant to the PVF Capital Corp. 1996 Incentive Stock Option Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

   We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued will be duly and validly issued, fully paid, and nonassessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                               Very truly yours,

                               Housley Kantarian & Bronstein, P.C.


                               By: /s/ J. Mark Poerio
                                   ------------------------------
                                  J. Mark Poerio